Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-173168, 333-173170, 333-173171, 333-173173, 333-183326, 333-221451, 333-221452, 333-232250 and 333-265560 on Form S-8 of our reports dated February 9, 2023, relating to the consolidated financial statements and financial statement schedule of Huntington Ingalls Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Richmond, Virginia
February 9, 2023